Exhibit 99.1

PRIMERICA REPORTS SECOND QUARTER 2017 RESULTS

8% increase in life insurance licensed representatives to 121,471

9% growth in life insurance policies issued

 7% increase in Investment and Savings Products (ISP) sales

10% growth in net earnings per diluted share (EPS) to $1.36 and
14% growth in adjusted operating EPS to $1.36

 20.1% net income return on stockholders’ equity (ROE) and 20.9% adjusted net operating income return on adjusted stockholders’ equity (ROAE)

Duluth, GA, August 8, 2017 – Primerica, Inc. (NYSE: PRI) today announced financial results for the quarter ended June 30, 2017.  In the second quarter, total revenues increased 9% and adjusted operating revenues increased 10% to $413.7 million and $413.6 million, respectively.  Net income grew 6% to $63.1 million and adjusted net operating income grew 10% to $63.0 million compared with the second quarter of 2016.
During the quarter, earnings growth and ongoing share repurchases drove EPS and adjusted operating EPS both to $1.36, increasing 10% and 14%, respectively, compared to the second quarter a year ago.  ROE expanded to 20.1% and adjusted operating ROAE expanded to 20.9% in the second quarter.

Glenn Williams, Chief Executive Officer, said, “We achieved a 10% increase in EPS year-over-year and ROE grew to 20.1% in the second quarter, reflecting solid earnings and ongoing share repurchases.   The outstanding performance of our sales force leadership resulted in an 8% increase in the size of our life insurance licensed sales force, 9% growth in our life insurance policies issued and 7% growth in Investment and Savings Products sales year-over-year.  Our biennial sales force convention in June focused on continuing momentum and success supported by technology initiatives and should continue to generate growth in the second half of 2017.”

Second Quarter Distribution & Segment Results

Distribution Results
	Q2 2017	Q2 2016	% Change	Q1 2017	% Change
Life Licensed Sales Force (1)	121,471	112,365	8%	117,907	3%
Recruits	78,273	65,273	20%	70,983	10%
New Life-Licensed Representatives	12,947	12,171	6%	10,903	19%
Life Insurance Policies Issued	84,033	77,384	9%	70,642	19%
Life Productivity (2)	0.23	0.23	*	0.20	*
ISP Product Sales ($ billions)	$1.57	$1.47	7%	$1.59	(1)%
Average Client Asset Values ($ billions)	$55.78	$48.94	14%	$53.82	4%

(1)	End of period
(2)	Life productivity equals policies issued divided by the average number of life insurance licensed representatives per month
*	Not calculated or less than 1%

Segment Results
	Q2 2017	Q2 2016	% Change	Q1 2017	% Change
	($ in thousands)
Adjusted Operating Revenues: (1)
Term Life Insurance	$238,901	$210,559	13%	$234,051	2%
Investment and Savings Products	143,774	132,608	8%	140,407	2%
Corporate and Other Distributed Products	30,917	32,387	(5)%	30,572	1%
Total adjusted operating revenues (1)	$413,592	$375,554	10%	$405,030	2%

Adjusted Operating Income (loss) before income taxes:(1)
Term Life Insurance	$61,854	$58,018	7%	$49,022	26%
Investment and Savings Products	39,684	36,064	10%	37,119	7%
Corporate and Other Distributed Products	(5,253)	(5,642)	(7)%	(11,433)	(54)%
Total adjusted operating income before income taxes (1)	$96,285	$88,440	9%	$74,708	29%

(1)	See the Non-GAAP Financial Measures section and the segment Adjusted Operating Results Reconciliations at the end of this release for additional information.

Life Insurance Licensed Sales Force. Strong recruiting and licensing trends in recent quarters resulted in 8% year-over-year growth in the life insurance licensed sales force to 121,471 representatives at the end of the second quarter.  Solid momentum leading up to and following the June convention led to a 20% increase in new recruits and 6% growth in new life insurance licenses versus the prior year period.  Recruiting growth was strongest in June and is expected to result in additional licenses in the third quarter due to the timing of the licensing process.  On a sequential quarter basis, the size of the life insurance sales force increased 3% versus the first quarter, driven by 19% growth in new life insurance licenses versus the first quarter.

Term Life Insurance.  In the second quarter of 2017, Term Life insurance policies issued increased 9% year-over-year reflecting the larger life insurance licensed sales force and seasonally strong productivity of 0.23 policies per life insurance licensed representative per month.  Term Life revenues increased to $238.9 million driven by a 13% increase in net premiums and income before income taxes increased 7% to $61.9 million year-over-year.

Claims and lapses were elevated during the second quarter, impacting benefits and claims and DAC amortization, respectively, by about $2 million each in the period. The elevated claims in the second quarter were in different blocks of business than the elevated claims in the first quarter, which suggests normal volatility. Second quarter persistency improved versus the first quarter results due to both normal seasonality as well as better underlying performance, but was weaker than the results seen in the second quarter of recent years. Insurance expenses increased $3.8 million year-over-year primarily due to growth-related costs and technology spending.  Additional costs to enhance our sales force’s mobile technology capabilities were largely offset by growth in other net revenues.

Investment and Savings Products.  In the second quarter, ISP revenues increased 8% to $143.8 million and income before income taxes grew 10% to $39.7 million compared with the year ago period.  Product sales grew 7% year-over-year with retail mutual fund sales increasing 16% and variable annuity sales declining 4%, consistent with recent industry trends.  Net flows were positive $255 million and average client asset values increased 14% to $55.8 billion at the end of the second quarter.  Account-based revenue grew 14% year-over-year largely related to a change made in the account-based fee structure in the fourth quarter of 2016 as well as a higher number of accounts than the prior year period.  ISP expenses increased approximately $1.5 million from the year ago period, largely due to the development of a new ISP sales tool and the launch of the Primerica Advisors Lifetime Investment Platform in the second quarter.

Corporate and Other Distributed Products (C&O).  C&O adjusted operating revenues were $30.9 million and adjusted operating losses before income taxes were $5.3 million in the second quarter of 2017.  Net investment income was positively impacted by a larger invested asset portfolio than in the prior year period, partially offset by a lower portfolio yield.  The decline in net investment income largely reflects an approximate $1 million positive mark-to-market adjustment on the deposit asset backing an IPO-related reinsurance agreement in the prior year period.

Taxes
The effective income tax rate for the second quarter of 2017 was 34.5%, down from 35.4% in the prior year period, primarily reflecting excess tax benefits of approximately $900,000 for the difference between the stock price of sales force equity awards at the time of grant and when the sales restrictions lapse.  Prior to the adoption of Accounting Standard Update 2016-09 effective January 1, 2017, any tax benefits or deficiencies were recorded in additional paid-in-capital.

Capital
Primerica repurchased $45.2 million or 584,680 shares of its common stock in the second quarter of 2017 for a total of $75.0 million or 967,337 shares year-to-date through June.  Primerica Life Insurance Company’s (PLIC) statutory risk-based capital (RBC) ratio was estimated to be approximately 440% as of June 30, 2017.

Non-GAAP Financial Measures
We report financial results in accordance with U.S. generally accepted accounting principles (GAAP).  We also present adjusted direct premiums, other ceded premiums, adjusted operating revenues, adjusted operating income before income taxes, net adjusted operating income, adjusted stockholders’ equity and diluted adjusted operating earnings per share.  Adjusted direct premiums and other ceded premiums are net of amounts ceded under coinsurance transactions that were executed concurrent with our initial public offering (IPO) for all periods presented.  We exclude amounts ceded under the IPO coinsurance transactions in measuring adjusted direct premiums and other ceded premiums to present meaningful comparisons of the actual premiums economically maintained by the Company. Amounts ceded under the IPO coinsurance transactions will continue to decline over time as policies terminate within this block of business.  Adjusted operating revenues, adjusted operating income before income taxes, net adjusted operating income, and diluted adjusted operating earnings per share exclude the impact of realized investment gains and losses, including other-than-temporary impairments (OTTI), for all periods presented.  We exclude realized investment gains and losses in measuring adjusted operating revenues to eliminate period-over-period fluctuations that may obscure comparisons of operating results due to items such as the timing of recognizing gains and losses and other factors prior to an invested asset's maturity that are not directly associated with the Company's insurance operations.  Adjusted stockholders' equity excludes the impact of net unrealized investment gains and losses recorded in other comprehensive income (loss) for all periods presented.  We exclude unrealized investment gains and losses in measuring adjusted stockholders' equity as unrealized gains and losses from the Company's invested assets are largely caused by market movements in interest rates and credit spreads that do not necessarily correlate with the cash flows we will ultimately realize when an invested asset matures or is sold.

The definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies.  Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating financial performance.  Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of the core ongoing business.  These measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of the results as reported under GAAP.  Reconciliations of GAAP to non-GAAP financial measures are attached to this release.

Earnings Webcast Information
Primerica will hold a webcast Wednesday, August 9, 2017 at 10:00 am EDT, to discuss second quarter results.  This release and a detailed financial supplement will be posted on Primerica’s website.  Investors are encouraged to review these materials.  To access the webcast go to http://investors@primerica.com at least 15 minutes prior to the event to register, download and install any necessary software.

A replay of the call will be available for approximately 30 days on Primerica’s website, http://investors@primerica.com.

Forward-Looking Statements
Except for historical information contained in this press release, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include, among others, our failure to continue to attract and license new recruits, retain sales representatives or license or maintain the licensing of our sales representatives; changes to the independent contractor status of our sales representatives; our or our sales representatives’ violation of or non-compliance with laws and regulations or the failure to protect the confidentiality of client information; differences between our actual experience and our expectations regarding mortality, persistency, expenses and interests rates as reflected in the pricing for our insurance policies; the occurrence of a catastrophic event that causes a large number of premature deaths of our insureds; changes in federal and state legislation, including other legislation or regulation that affects our insurance and investment product businesses, such as the DOL’s rule defining who is a “fiduciary” of a qualified retirement plan as a result of giving investment advice; our failure to meet RBC standards or other minimum capital and surplus requirements; a downgrade or potential downgrade in our insurance subsidiaries’ financial strength ratings or our senior debt ratings; the effects of credit deterioration and interest rate fluctuations on our invested asset portfolio; incorrectly valuing our investments; inadequate or unaffordable reinsurance or the failure of our reinsurers to perform their obligations; the failure of, or legal challenges to, the support tools we provide to our sales force; heightened standards of conduct or more stringent licensing requirements for our sales representatives; inadequate policies and procedures regarding suitability review of client transactions; the failure of our investment products to remain competitive with other investment options or the change to investment and savings products offered by key providers in a way that is not beneficial to our business; fluctuations in the performance of client assets under management; the inability of our subsidiaries to pay dividends or make distributions; our inability to generate and maintain a sufficient amount of working capital; our non-compliance with the covenants of our senior unsecured debt; legal and regulatory investigations and actions concerning us or our sales representatives; the loss of key personnel; the failure of our information technology systems, breach of our information security or failure of our business continuity plan; and fluctuations in Canadian currency exchange rates . These and other risks and uncertainties affecting us are more fully described in our filings with the Securities and Exchange Commission, which are available in the "Investor Relations" section of our website at http://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

About Primerica, Inc.
Primerica, Inc., headquartered in Duluth, GA, is a leading distributor of financial products to middle income households in North America. Primerica representatives educate their Main Street clients about how to better prepare for a more secure financial future by assessing their needs and providing appropriate solutions through term life insurance, which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of third parties. In addition, Primerica provides an entrepreneurial full or part-time business opportunity for individuals seeking to earn income by distributing the company’s financial products. We insured approximately 5 million lives and have over 2 million client investment accounts at December 31, 2016. Primerica stock is included in the S&P MidCap 400 and the Russell 2000 stock indices and is traded on The New York Stock Exchange under the symbol “PRI”.

Investor Contact:
Kathryn Kieser
470-564-7757
Email: investorrelations@primerica.com

Media Contact:
Keith Hancock
470-564-6328
Email: Keith.Hancock@Primerica.com

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30, 2017	December 31, 2016
	(In thousands)
Assets
Investments:
Fixed-maturity securities available-for-sale, at fair value	$1,888,983	$1,792,438
Fixed-maturity securities-held-to-maturity, at amortized cost	635,690	503,230
Equity securities available-for-sale, at fair value	45,936	44,894
Trading securities, at fair value	15,541	7,383
Policy loans	34,316	30,916
Total investments	2,620,466	2,378,861
Cash and cash equivalents	154,499	211,976
Accrued investment income	16,585	16,520
Due from reinsurers	4,191,754	4,193,562
Deferred policy acquisition costs, net	1,833,877	1,713,065
Agent balances, due premiums and other receivables	223,923	210,448
Intangible assets, net	53,214	54,915
Income taxes	39,764	37,369
Other assets	386,279	334,274
Separate account assets	2,424,937	2,287,953
Total assets	$11,945,298	$11,438,943

Liabilities and Stockholders' Equity
Liabilities:
Future policy benefits	$5,812,217	$5,673,890
Unearned premiums	500	527
Policy claims and other benefits payable	267,630	268,136
Other policyholders' funds	377,313	363,038
Notes payable	373,103	372,919
Surplus note	634,980	502,491
Income taxes	241,314	225,006
Other liabilities	428,176	449,963
Payable under securities lending	115,875	73,646
Separate account liabilities	2,424,937	2,287,953
Total liabilities	10,676,045	10,217,569

Stockholders' equity:
Common stock	450	457
Paid-in capital	-	52,468
Retained earnings	1,224,375	1,138,851
Accumulated other comprehensive income, net of income tax	44,428	29,598
Total stockholders' equity	1,269,253	1,221,374
Total liabilities and stockholders' equity	$11,945,298	$11,438,943

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

	Three months ended June 30,
	2017	2016
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$637,426	$612,189
Ceded premiums	(406,043)	(406,683)
Net premiums	231,383	205,506
Commissions and fees	148,317	136,902
Net investment income	19,742	20,389
Realized investment gains (losses), including OTTI	104	3,440
Other, net	14,150	12,757
Total revenues	413,696	378,994

Benefits and expenses:
Benefits and claims	99,512	88,984
Amortization of deferred policy acquisition costs	47,861	38,720
Sales commissions	75,440	70,146
Insurance expenses	36,920	32,906
Insurance commissions	5,157	4,472
Interest expense	7,143	7,178
Other operating expenses	45,274	44,708
Total benefits and expenses	317,307	287,114
Income before income taxes	96,389	91,880
Income taxes	33,282	32,554
Net income	$63,107	$59,326

Earnings per share:
Basic earnings per share	$1.36	$1.23
Diluted earnings per share	$1.36	$1.23

Shares used in computing earnings per share:
Basic	45,984	47,658
Diluted	46,071	47,708

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated Adjusted Operating Results Reconciliation
(Unaudited – in thousands, except per share amounts)

	Three months ended June 30,
	2017	2016	% Change
Total revenues	$413,696	$378,994	9%
Less: Realized investment gains (losses), including OTTI	104	3,440
Adjusted operating revenues	$413,592	$375,554	10%

Income before income taxes	$96,389	$91,880	5%
Less: Realized investment gains (losses), including OTTI	104	3,440
Adjusted operating income before income taxes	$96,285	$88,440	9%

Net income	$63,107	$59,326	6%
Less: Realized investment gains (losses), including OTTI	104	3,440
Less: Tax impact of reconciling items	(36)	(1,218)
Net adjusted operating income	$63,039	$57,104	10%

Diluted earnings per share (1)	$1.36	$1.23	10%
Less: Net after-tax impact of operating adjustments	0.00	(0.04)
Diluted adjusted operating earnings per share (1)	$1.36	$1.19	14%

(1)	Percentage change in earnings per share is calculated prior to rounding per share amounts.

TERM LIFE INSURANCE SEGMENT
Adjusted Premiums Reconciliation
(Unaudited – in thousands)

	Three months ended June 30,
	2017	2016
Direct premiums	$630,485	$604,117
Less: Premiums ceded to IPO coinsurers	308,323	322,767
Adjusted direct premiums	$322,162	$281,350

Ceded premiums	$(404,175)	$(404,492)
Less: Premiums ceded to IPO coinsurers	(308,323)	(322,767)
Other ceded premiums	$(95,852)	$(81,725)

Net premiums	$226,310	$199,625

CORPORATE AND OTHER DISTRIBUTED PRODUCTS SEGMENT
Adjusted Operating Results Reconciliation
(Unaudited – in thousands)

	Three months ended June 30,
	2017	2016
Total revenues	$31,021	$35,827
Less: Realized investment gains (losses), including OTTI	104	3,440
Adjusted operating revenues	$30,917	$32,387

Loss before income taxes	$(5,149)	$(2,202)
Less: Realized investment gains (losses), including OTTI	104	3,440
Adjusted operating loss before income taxes	$(5,253)	$(5,642)

PRIMERICA, INC. AND SUBSIDIARIES
Adjusted Stockholders' Equity Reconciliation
(Unaudited – in thousands)

	June 30, 2017	December 31, 2016
Stockholders' equity	$1,269,253	$1,221,374
Less: Unrealized net investment gains recorded in stockholders' equity, net of income tax	49,829	42,791
Adjusted stockholders' equity	$1,219,424	$1,178,583